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Exhibit 3

                            ARTICLES OF INCORPORATION

                                       OF

                                DERBY FARMS, INC.

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     We the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under the Utah Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

                  FIRST. The name of the corporation is Derby Farms, Inc.

                  SECOND. The period of its duration is perpetual.

                  THIRD. The corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be organized under this Act including but not limited to: the buying, breeding, raising and racing of racing horses, and all included and related enterprises, and such other and further business as the board of directors may deem advisable, related or otherwise.

                  FOURTH. The aggregate number of shares which the corporation shall have authority to issue is Ten Million shares with a par value of One Cent. All shares are to be of one kind, and cumulative voting is denied. No holder of any shares of stock of the corporation shall be entitled as a right to purchase or to subscribe for or receive any unissued shares of stock of the corporation at any time authorized; but any shares of stock rights, or other securities may be issued and disposed of by the board of directors to such persons, on such terms, at prices, and in such manner, as the board of directors may in its sole discretion determine without offering any thereof to holders of shares, rights, or other securities of the corporation.

                  FIFTH. The corporation will not commence business until at least one thousand dollars has been received by it as consideration for the issuance of shares.

                  SIXTH. Provisions for the regulation of the internal affairs of the corporation are none.

                  SEVENTH. To the full extent permitted by law, the corporation shall indemnify each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact he, or his testator, or intestate, is or was a director or officer of the corporation or served any other corporation of any type or kind, domestic or foreign in any capacity at the request of the corporation.

                  EIGHT. No contract or other transaction between this corporation and any other corporation. Shall be affected or invalidated solely by the fact that any director or officer of this corporation is interested in, or is a director or officer of, such other corporation, and any


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director or directors, officer or officers, individually or jointly, may be a party or parties to or may be interested in any contract or transaction of this corporation or in which this corporation may be interested; and no contract or transaction of this corporation with any person, firm or corporation, shall be affected or invalidated solely by the fact that any director or officer of this corporation is a party or interested in such contract, act or transaction, or in any way connected with such person, firm or corporation, provided that the full extent of the interest and connection of such director or officer shall have been fully disclosed to the board of directors; and the board shall not have disapproved of such contract or transaction under the circumstances disclosed.

                  NINTH. The address of the initial registered office of the corporation is 504 South 500 East, Salt Lake City, Utah 84111; and the name of the initial registered agent at such address is Nyle B. Fox.

                  TENTH. The board of directors may consist of a minimum of three but are not to exceed a maximum of seven members; said number to serve shall be in the sole discretion of the board. The number of directors constituting the initial board is three; and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are the following:

                Michael J. Cooper                  2232 Keller Lane
                                                   Salt Lake City, Utah 84109

                Arlen Fox                          9212 South Maison Drive
                                                   Sandy, Utah 84070

                Nyle B. Fox                        504 South 500 East
                                                   Salt Lake City, Utah 84111

         ELEVENTH. The name and address of each incorporator is:

                Michael J. Cooper                  2232 Keller Lane
                                                   Salt Lake City, Utah 84109

                Arlen Fox                          9212 South Maison Drive
                                                   Sandy, Utah 84070

                Nyle B. Fox                        504 South 500 East
                                                   Salt Lake City, Utah 84111

         DATED: April 6, 1978.

                                                         /s/  Michael J. Cooper
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                                                         /s/  Arlen Fox
                                                         -----------------------

                                                         /s/  Nyle B. Fox
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STATE OF UTAH              )
                           )  ss.
County of Salt Lake        )

         I, Ruth R. Magleby, a Notary Public, hereby certify that on the 6th day of April, 1978, personally appeared before me Michael J. Cooper, Arlen Fox, and Nyle B. Fox, who being by me first duly sworn, severally, declared that they are the persons who signed the foregoing document as incorporators, and that the statements therein contained are true.

                                                  /s/  RUTH R. MAGLEBY
                                                  --------------------
                                            Notary Public
My Commission Expires:                      Residing at Salt Lake City, Utah

     11/15/81
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